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                                                                    EXHIBIT 99.2











               PRELIMINARY COPY OF NOTICE OF SPECIAL MEETING OF
                SHAREHOLDERS OF SOUTHWEST NATIONAL CORPORATION
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                 [Letterhead of Southwest National Corporation]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER [8], 1998

To the Shareholders of Southwest National Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Southwest National Corporation ("Southwest") will be held on Tuesday, December [8], 1998 at [10:00 A.M.], at the main office of Southwest, 111 South Main Street, Greensburg, Pennsylvania to:

     1. Consider and act upon the Agreement and Plan of Merger (the "Plan of Merger") between Southwest and First Commonwealth Financial Corporation ("FCFC"), which is attached to and described in the accompanying Proxy Statement/Prospectus; and

     2. Transact such other business as may properly come before the Special Meeting or any adjournment of adjournments thereof.

The Plan of Merger provides for the merger of Southwest into FCFC (the "Merger"). As a result of the Merger, the shareholders of Southwest will receive 2.9 shares of FCFC Common Stock for each share of Southwest Common Stock owned by them.

The Board of Directors of Southwest has established October __, 1998 as the record date for the Special Meeting, and only holders of record of Southwest Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

Approval of the first proposal described above requires the affirmative vote of the holders of a majority of the shares of Southwest Common Stock which are present (in person or by proxy) and voting at the Special Meeting.

                                   By Order of the Board of Directors



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                                   Secretary

Greensburg, Pennsylvania
October __, 1998